Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 2, 2009

iPath Exchange Traded Notes

iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–UBS Industrial Metals Subindex Total ReturnSM ETN is designed to provide investors with cost-effective exposure to industrial metals commodities as measured by the Dow Jones–UBS Industrial Metals Subindex Total ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees.

NOTE DETAILS INDEX SECTOR BREAKDOWN

Ticker JJM

Copper 44.14% Intraday indicative value tick

er JJM.IV Aluminum 26.80% Zinc 15.49% Bloomberg index ticker DJUBINTR

Primary Nickel 13.57% CUSIP 06738G407 Primary exchange NYSE Arca Yearly fee 0.75% Inception date 10/23/07 Maturity date 10/

22/37 Index Dow Jones-UBS Industrial Metals Subindex Total ReturnSM

* The investor fee is equal to the Yearly Fee times the principal amount of your securities Sources: Dow Jones, UBS Securities LLC as of 09/30/09. Subject to change. times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the

INDEX CORRELATIONS

principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The Dow Jones-UBS Industrial Metals Subindex Total ReturnSM 1.00 index factor on any given day will be equal to the closing value of the index on that day divided SM by the initial index level. The initial index level is the closing value of the index on the inception Dow Jones-UBS Commodity Index Total Return 0.68 date of the securities. S&P GSCI™ Total Return Index 0.52 S&P GSCI™ Industrial Metals Index 0.99 ISSUER DETAILS S&P 500 Index 0.51 Barclays Bank PLC long-term, unsecured obligations* Barclays Capital U.S. Aggregate Bond Index 0.09 S&P rating AA- MSCI EAFE Index 0.58 Moody’s rating Aa3 Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath 09/04—09/09, based on monthly returns.

ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN

The Dow Jones–UBS Industrial Metals Subindex Total ReturnSM is a sub-index of the Dow Jones–UBS Commodity Index Total Return SM and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Index is currently composed of four futures contracts on industrial metals, three of which (aluminum, nickel and zinc) are traded on the London Metal Exchange and the other of which (copper) is traded on the COMEX division of the New York Mercantile Exchange.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 9/30/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED

ANNUALIZED % ANNUALIZED*

Dow Jones-UBS Industrial Metals Subindex Total ReturnSM -9.32 -8.73 11.80 27.24 Dow Jones-UBS Commodity Index Total ReturnSM -23.71 -4.91 -0.70 20.44 S&P GSCI™ Total Return Index -44.52 -10.80 -6.71 28.56 S&P GSCI™ Industrial Metals Index -10.77 -8.04 11.86 27.30 S&P 500 Index -6.91 -5.43 1.02 15.96 Barclays Capital U.S. Aggregate Bond Index 10.56 6.41 5.13 3.62 MSCI EAFE Index 3.23 -3.60 6.07 19.92

* Based on monthly returns for 09/04—09/09. Sources: S&P, Dow Jones, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant the main risks see “Risk Factors” in the applicable prospectus. commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus In addition to factors affecting commodities generally, index components composed of futures and other documents Barclays Bank PLC has filed with the SEC for more complete information contracts on industrial metals may be subject to a number of additional factors specific to industrial about the issuer and this offering. You may get these documents for free by visiting www.iPathETN metals that might cause price volatility. These include changes in the level of industrial activity using .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange industrial metals (including the availability of substitutes such as man-made or synthetic substitutes); for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free disruptions in the supply chain, from mining to storage to smelting or refining; adjustments to inventory;

1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. variations in production costs, including storage, labor and energy costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured consumer demand, both in individual consuming nations and internationally. debt. The Securities are riskier than ordinary unsecured debt securities and have no principal “Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity Index SM”, “DJ-UBSCISM”, “Dow protection. Risks of investing in the Securities include limited portfolio diversification, trade price Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM direct investment in index or index components. The investor fee will reduce the amount of your return “, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM at maturity or on redemption, and as a result you may receive less than the principal amount of your “, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM investment at maturity or upon redemption of your Securities even if the value of the relevant index has “, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total increased. An investment in iPath ETNs may not be suitable for all investors. ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total The Securities may be sold throughout the day on the exchange through any brokerage account. There SM SM

Return “, “Dow Jones-UBS Natural Gas Subindex Total Return “, “Dow Jones-UBS Nickel Subindex are restrictions on the minimum number of Securities you may redeem directly with the issuer as SM SM

Total Return “, “Dow Jones-UBS Platinum Subindex Total Return “, “Dow Jones-UBS Precious Metals specified in the applicable prospectus. Commissions may apply and there are tax consequences in the SM SM

Subindex Total Return “, “Dow Jones-UBS Softs Subindex Total Return “, “Dow Jones-UBS Sugar event of sale, redemption or maturity of Securities. Sales in the secondary market may result in SM SM

Subindex Total Return “ and “Dow Jones-UBS Tin Subindex Total Return “ are service marks of Dow significant losses.

Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) commissions. or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, or any Barclays Capital Inc. and its affiliates do not provide tax advice and nothing contained herein should be of their affiliates makes any representation or warranty, express or implied, to the owners of or I0609 construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein counterparts to the Securities based on the indices or any member of the public regarding the

- (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the advisability of investing in securities or commodities generally or in the Securities based on any of the JJM purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or indices particularly. iP— marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice ©2009 Barclays Back PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered 1209 based on your particular circumstances from an independent tax advisor. trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the

- The index components for iPath ETNs linked to commodities indexes are concentrated in the property, and used with the permission, of their respective owners.

0148 commodities sector. The market value of the Securities may be influenced by many unpredictable

Not FDIC Insured • No Bank Guarantee • May Lose Value

iP—factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also

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